UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire		AL10 9UL
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, Mylan N.V. (“Mylan” or the “Company”) announced that Kenneth S. Parks will join Mylan as Chief Financial Officer effective as of June 6, 2016. Upon joining the Company, Mr. Parks, age 52, will serve as the principal financial officer. Mr. Parks will hold the office of Chief Financial Officer until his successor is appointed, or until his death, resignation, or removal. Mr. Parks currently serves as chief financial officer for WESCO International (“WESCO”), a leading provider of electrical, industrial, and communication products. He has held that post since June 2012, and in that position, has led all aspects of the finance function at WESCO. From June 2012 to December 2013 he also served as a vice president at WESCO, and since January 2014, he has also served as senior vice president. Prior to joining WESCO, Mr. Parks spent the majority of his career at United Technologies Corporation (“UTC”) in a variety of U.S. and international finance roles. He most recently served as vice president, Finance, for the $7 billion UTC Fire & Security division from 2008 to February 2012.

A copy of the press release issued by the Company regarding Mr. Parks’ appointment is attached as Exhibit 99.1.

On April 27, 2016, Mr. Parks and Mylan Inc. entered into an Executive Employment Agreement (the “Employment Agreement”) and a Transition and Succession Agreement (the “T&S Agreement”), in each case effective as of June 6, 2016.

Employment Agreement

The Employment Agreement has an initial term of three years (i.e., through June 6, 2019) and will automatically renew for successive one year periods unless earlier terminated by either party. Pursuant to the Employment Agreement, Mr. Parks will receive an annual base salary of $600,000 and will be eligible for a discretionary annual bonus with a target amount equal to 100% of base salary. In addition, Mr. Parks will be eligible to receive a grant of equity-based awards under the Company’s Amended and Restated 2003 Long-Term Incentive Plan with a value equal to 250% of his annual base salary. Mr. Parks also will receive a signing bonus of $375,000, which is subject to full or partial repayment in the event Mr. Parks leaves the Company prior to the third anniversary of his hiring.

In the event of Mr. Parks’ termination of employment without “cause”, for “good reason” (each as defined in the Employment Agreement), or by reason of death or disability, Mr. Parks will receive, in addition to his accrued benefits, a lump sum equal to the sum of (a) his then-current annual base salary plus (b) an amount equal to the bonus that he would have been entitled to receive for the year in which termination occurs, pro-rated based on the portion of the year he was employed by Mylan Inc. Amounts payable upon death or disability will be reduced by other disability or death benefits that Mr. Parks or his estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company. Mr. Parks will also receive continuation of health insurance benefits for a period of 12 months following any such termination of employment with Mylan Inc. During the term of the Employment Agreement and for a period of one year following termination of employment for any reason, Mr. Parks may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

T&S Agreement

Mr. Parks’ T&S Agreement governs the terms of his employment in the event of a “change of control” (as defined in the T&S Agreement), and continues for the two year period following which a change of control occurs.

The agreement provides that upon a termination without “cause” or for “good reason” (each as defined in the T&S Agreement) or by reason of Mr. Parks’ death or disability, Mr. Parks will receive a lump sum payment in cash equal to three times the sum of: (i) Mr. Parks’ then-current annual base salary, plus (ii) an amount equal to the highest bonus determined under the Employment Agreement or paid to Mr. Parks under the T&S Agreement (in the case of Mr. Parks’ death or disability, reduced by any disability or death benefits that he or his estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company). Mr. Parks also will receive continuation of employee benefits for a period of three years following any such termination of employment with Mylan Inc.

Item 9.01	Exhibits.

Exhibit Number	Description

99.1	Press release dated May 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: May 3, 2016	By:	/s/ Paul B. Campbell
Paul B. Campbell
Senior Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 3, 2016